John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

July 29, 2016

PFS Funds
1939 Friendship Drive, Suite C
El Cajon, California 92020

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Fund Services” in the Statement of Additional Information for the NWM Momentum Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 123 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 123 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively On behalf of The Law Offices of John H. Lively & Associates, Inc.